Exhibit 23.1
Consent of Independent Auditor
The Board of Directors of Buccaneer Computer Systems & Service, Inc.:
We consent to the use of our report dated March 29, 2010, except for notes 2 and 9 as to which the date is September 9, 2010, with respect to the consolidated balance sheets of Buccaneer Computer Systems & Service, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, appearing in this current report on Form 8-K/A of Vangent Inc., dated November 15, 2010.

/s/ Argy, Wiltse & Robinson, P.C.
Argy, Wiltse & Robinson, P.C.
November 15, 2010